Exhibit 99.1

LIMITED BRANDS REPORTS APRIL 2011 SALES AND RAISES FIRST QUARTER EARNINGS GUIDANCE

— AUTHORIZES NEW $500 MILLION SHARE REPURCHASE PROGRAM —

Columbus, Ohio, May 5, 2011 — Limited Brands, Inc. (NYSE: LTD) reported a comparable store sales increase of 20 percent for the four weeks ended April 30, 2011, compared to the four weeks ended May 1, 2010. The company reported net sales of $683.2 million for the four weeks ended April 30, 2011, compared to net sales of $584.6 million last year.

The company reported a comparable store sales increase of 15 percent for the 13 weeks ended April 30, 2011, compared to the 13 weeks ended May 1, 2010. The company reported net sales of $2.217 billion for the 13 weeks ended April 30, 2011, compared to sales of $1.932 billion last year.

The company now expects to report adjusted first quarter earnings per share of $0.37 to $0.39 versus its previous guidance of $0.26 to $0.31 per share, which represents a 48% to 56% increase over last year’s adjusted $0.25 per share result. The company will provide earnings guidance for the second quarter and update guidance for the full year 2011 when it reports first quarter earnings on May 18.

The company has completed its $500 million share repurchase program, which was announced March 22. In accordance with the company’s long-standing commitment to return value to shareholders, its board of directors has authorized an additional $500 million share repurchase program.

To hear further commentary provided on Limited Brands’ prerecorded April sales message, call 1-866-639-7583 (1-866-NEWS-LTD), or log onto www.LimitedBrands.com for an audio replay. The company will release its first quarter earnings after the close of the market on May 18, and hold its conference call at 9 a.m. Eastern Time on May 19.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, La Senza, C.O. Bigelow, White Barn Candle Co. and Henri Bendel, is an international company. The company operates 2,635 specialty stores in the United States and its brands are sold in more than 800 company-operated and franchised additional locations world-wide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the April sales call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the April sales call:

•

general economic conditions, consumer confidence, consumer spending patterns and market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	the seasonality of our business;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to successfully expand into international markets and related risks;

•	our independent licensees and franchisees;

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•	consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise and launch new product lines successfully;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes, other charges on imports;

•	legal and regulatory matters;

•	volatility in currency exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts;

•	the disruption of imports by labor disputes; and

•	changing expectations regarding product safety due to new legislation;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	the inability of our manufacturers to deliver products in a timely manner and meet quality standards;

•	fluctuations in product input costs;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	claims arising from our self-insurance;

•	our ability to implement and maintain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the April sales call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2010 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS

APRIL 2011

Comparable Store Sales Increase (Decrease):

	April 2011	April 2010	First Quarter 2011	First Quarter 2010
Victoria’s Secret Stores	25%	7%	19%	12%
La Senza	(1%)	4%	(4%)	3%
Bath & Body Works	16%	(1%)	11%	7%
Limited Brands	20%	4%	15%	10%

Total Sales (Millions):

	First Quarter 2011	First Quarter 2010
Victoria’s Secret Stores	$986.6	$828.1
Victoria’s Secret Direct	368.9	350.2
La Senza	88.3	85.4

Total Victoria’s Secret	$1,443.8	$1,263.7
Bath & Body Works	$479.7	$430.3
Total Other	$293.5	$237.5

Limited Brands	$2,217.0	$1,931.5

Total Company-Operated Stores:

	Stores	Year-to-date		Stores
	Operating			Operating
	at 1/29/11	Opened	Closed	at 4/30/11

Victoria’s Secret Stores	1,028	1	(8)	1,021
Bath & Body Works	1,606	—	(3)	1,603
Henri Bendel	11	—	—	11

Total United States	2,645	1	(11)	2,635

La Senza Canada	252	—	(2)	250
Bath & Body Works Canada	59	—	—	59
Victoria’s Secret Canada	12	—	—	12

Total Limited Brands	2,968	1	(13)	2,956